SECURITIES AND EXCHANGE COMMISSION

                                              WASHINGTON, D.C. 20549


                                                   FORM 10-SB/E

                                    GENERAL FORM FOR REGISTRATION OF SECURITIES
                                             OF SMALL BUSINESS ISSUERS
                                          Under Section 12(b) or 12(g) of
                                        The Securities Exchange Act of 1934


                                                 MAR VENTURES INC.
                                  (Name of Small Business Issuer in its charter)

          Delaware                                                    95-4580642
(State or Other Jurisdiction of                                  (IRS Employer
Incorporation or Organization)                              Identification No.)


16661 Ventura Boulevard, Suite 214, Encino, California                     91436
(Address of principal executive offices)                              (Zip Code)

                                                  (818) 784-0040
                                            (Issuer's telephone number)


Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                     Name of each exchange on which
                                                  each class is to be registered

                 None                                          None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.001
(Title of Class)



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                                                      PART I

Item 1.           Description of Business

The Divestiture

Background

         Mar Ventures Inc., a Delaware corporation ("Mar Ventures") was incorporated under the laws of the State of Delaware on March 27, 1996 as a wholly owned subsidiary of Bexy Communications, Inc., a Delaware corporation ("Bexy"). On April 16, 1996 Bexy contributed all of Bexy's operating assets to
 Mar Ventures pursuant to an Asset Transfer Assignment and Assumption Agreement ("Assignment Agreement"), (including the assets and liabilities associated with the health information activities of Bexy) in exchange for 452,000 shares of Mar Ventures Common Stock (the "Mar Ventures Stock") (representing 100 percent of the issued and outstanding shares of Mar Ventures Stock). These assets include: furniture and fixtures of $1,222, accounts receivable of $43,920, program inventory of $54,566, cash of $2,500 and other assets of $6,722, or a total of approximately $108,920. Liabilities of $84,144 were assumed by Mar Ventures in connection with the Assignment Agreement. The Assignment Agreement provides for Mar Ventures to indemnify Bexy for any liabilities relating to the assets transferred by Bexy to Mar Ventures or the conduct of the business of Bexy prior to the Closing Date.


         At a Special Meeting held on July 2, 1996, the stockholders of Bexy approved a Plan of Reorganization (the "Reorganization") as set forth in a certain Agreement and Plan of Reorganization dated as of April 16, 1996 (the "Reorganization Agreement") among Cheniere, the Cheniere Stockholders, Bexy and Buddy Young, the President and CEO and principal stockholder of Bexy and the sole officer and director of Mar Ventures ("Young"). Pursuant to the Reorganization, and following all regulatory approval, the outstanding capital stock of Mar Ventures (the "Mar Ventures Stock") will be distributed to the stockholders of record of Bexy as of July 2, 1996 (the "Record Date") (the
 "Divestiture"). In consideration for the exchange of all of the issued and outstanding shares of common stock of Cheniere (the "Cheniere Shares"), Bexy issued to the Cheniere Stockholders shares of Common Stock of Bexy equal to approximately 93% (the "Exchange"), causing the former Bexy stockholders' interest in Bexy to be diluted to approximately 7%. As a result, Cheniere became a wholly-owned subsidiary of Bexy and the principal business of Bexy became the oil and gas exploration and exploi-tation business conducted by Cheniere, and Mar Ventures will continue television programming library business historically carried on by Bexy.

                  A principal purpose of the Divestiture is to position the separate entities so that they will be able to pursue the strategies best suited to their individual markets, goals and needs. In addition, Mar Ventures will become an independent, publicly-traded company by means of the Divestiture, and the effectuation of the Divestiture will enable it to raise capital on its own. The Divestiture is intended to place the Mar Ventures in a position to seek additional capital for its activities independently.

Manner of Divestiture

                  Bexy will distribute to its stockholders of record as of the Record Date (the "Divestiture Record Date"), one (1) share of Mar Ventures Stock for each four (4) shares of Common Stock held at the Record Date

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(pre-reverse split). The Divestiture will be deemed to be effective as of July
 3, 1996, the Closing Date of the Reorganization.

                  To effect the Divestiture, Bexy will transfer to U.S. Stock Transfer Corporation (the "Divestiture Agent") for distribution to holders of record of shares of Common Stock on the Record Date, in proportion to their ownership of shares of Common Stock on the Record Date. No certificates or scrip representing fractional shares of Mar Ventures Stock will be issued to such stockholders of Bexy. In lieu of receiving fractional shares, each holder of Shares of Common Stock who would otherwise be entitled to receive a fractional share of Mar Ventures Stock will receive one whole share if the fraction is equal to or greater than one-half, otherwise the fractional shares shall be canceled. Any shares of Mar Ventures Stock held by Bexy which are not distributed shall be canceled.

                  No holder of shares of Bexy Common Stock receiving shares of Mar Ventures Stock will be required to pay any cash or consideration for the shares of Mar Ventures Stock that he will receive in the Divestiture or to surrender or exchange Bexy Shares in order to receive shares of Mar Ventures Stock. The Divestiture will not affect the number of outstanding Bexy Shares.

Listing and Trading of Mar Ventures Stock

                  There  currently is no public market for Mar Ventures  Stock.
 A
"when-issued" trading market may develop prior to the Divestiture Date and continue until the certificates have been mailed by the Divestiture Agent. The
term  "when-issued"   means  that  shares  can  be  traded  prior  to  the  time certificates actually are available or issued. Prices at which Mar Ventures Stock may trade cannot be predicted. Until Mar Ventures Stock is fully distributed and an
orderly market develops, the prices at which such stock trades may fluctuate significantly. The prices at which Mar Ventures Stock trades will be determined by the marketplace and may be influenced by a number of factors, including, among others, the depth and liquidity of the market for Mar Ventures Stock, investor perceptions of Mar Ventures, Mar Ventures's dividend policy and general economic and market conditions.

                  This Registration Statement will become effective by operation of law 60 days after the filing thereof, unless accelerated. After such effectiveness, Mar Ventures will be required to file annual, quarterly and other reports under the Exchange Act and comply with the SEC's proxy rules thereunder. Assuming it can fulfill and complete any prerequisites, Mar Ventures intends to apply to the NASD to have its stock listed on the Electronic Bulletin Board under the symbol "MARV". However, Mar Ventures Common Stock is not currently eligible for inclusion on the Electronic Bulletin Board, and no assurance can be given that Mar Ventures Stock will ever meet the requirements for inclusion on the Electronic Bulletin Board.

                  Based on the stockholders of record of Bexy as of the Divestiture Record Date, Mar Ventures initially will have approximately 936 holders of record of its Common Stock.

                  Shares of Mar Ventures Stock distributed to the stockholders of Bexy in the Divestiture, generally, will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of Mar Ventures under the Securities Act. Persons who may be deemed to be affiliates of Mar Ventures after the Divestiture generally include individuals or entities that control, are

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controlled  by, or are under common  control with,  Mar Ventures and may include certain officers and directors of Mar Ventures as well as principal stockholders of Mar Ventures. Persons who are affiliates of Mar Ventures will be permitted to sell their shares of Mar Ventures Stock only pursuant to an effective
registration   statement   under  the   Securities  Act  or  an  exemption  from
registration thereunder, such as the exemption afforded by Section 4(1) of the Securities Act and Rule 144 thereunder.

Divestiture Costs

         Mar Ventures estimates that the printing, legal, accounting, Divestiture Agent and other fees and expenses incurred in connection with the Divestiture will be approximately $20,000. Such fees and expenses are being paid by Mar Ventures.

Current Activities

                  The current core business of Mar Ventures, which is a continuation of the business of Bexy, is the production of traditional television programming. In 1993, Bexy's management determined to enter the business of creating, publishing and distributing health-themed information for the general public through print and electronic media. However, to date, no significant revenues have been generated by this business.

         Television Programming

                  The television programming currently being marketed include:

                  (1) "FEELIN' GREAT," a weekly half hour television series hosted by former "Dynasty" star John James. This twenty six episode magazine style series helps viewers make personal lifestyle choices with timely up-to-date information.

                  (2) "HEARTSTOPPERS -- HORROR AT THE MOVIES," a two hour made for television tribute to the horror film genre hosted by George Hamilton. "Heartstoppers" was produced in 1993 and showcases the best horror films from Hollywood and around the world, from the early days of motion pictures to the special effects of today's graphic and thrilling horror motion pictures. "Heartstoppers" is currently being distributed in the United States by MG Perin, Inc. and internationally by International Entertainment Incorporated ("IEI"). It is a seasonal program aimed at the October/Halloween season, and marketing efforts for "Heartstoppers" focus primarily on Japan, Australia, parts of Europe and Latin America. "Heartstoppers" aired in the United States and several foreign countries in October 1993, and was recently licensed to the Sci-Fi cable network.

                  (3) "IT'S A WONDERFUL LIFE -- A PERSONAL REMEMBRANCE," a tribute by Frank Capra Jr. to his father. Mr. Capra's tribute is in color and is approximately 15 minutes in length. The black-and-white version of "It's A Wonderful Life" follows the tribute. In 1992 the program was licensed for a period of ten years to The Walt Disney Company's Disney Channel. The program is now being distributed throughout the world by IEI. IEI has licensed the program in approximately 17 countries, including Mexico, Spain, Sweden, England, Germany and Greece. Again, the film and tribute are also seasonal programming and are marketed accordingly. Bexy recently licensed the home video rights for "It's A Wonderful Life -- A Personal Remembrance" to Republic Pictures.


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                  (4) "CHRISTMAS AT THE MOVIES," a one hour  special/tribute  to class Christmas films co-owned and co-produced by Bexy in 1990 hosted by Gene Kelly. All American Communications, Inc. ("AAC") is the co-producer and distributor for this program. This special incorporates clips from such classic Christmas motion pictures such as "It's A Wonderful Life," "Santa Claus, The Movie," "When Harry Met Sally," "The Bells of Saint Mary's," "Meet John Doe," and "A Christmas Carol," to name but a few. As with Heartstoppers and It's A Wonderful Life, this special is focused upon a particular season of the year and is marketed accordingly. In addition to distributing the special in the United States, AAC has also licensed the special in 18 foreign countries, including Canada, the United Kingdom, New Zealand and the Philippines, as well as parts of Europe and South East Asia.

                  (5) "VICTIMS," a half hour television pilot for a first run strip series. The pilot show re-creates survivors' personal accounts of tragic, catastrophic and unexpected events that emotionally or physically altered their lives. Such events include being the victim or target of the "system," a criminal "scam," a natural disaster, a crime or some other life changing event. Bexy co-financed the pilot with First Media Entertainment, Inc. ("FME"). As a result of its investment in the pilot, Bexy acquired a one-half interest in the program, and the distribution rights to "Victims." Bexy has been unsuccessful in its efforts to license the program.

                  Although  Mar  Ventures  will  continues  to  market  the film
library   acquired  from  Bexy,   management  does  not  anticipate   generating
significant revenues as a result of this activity.

                  In August 1994, Bexy and Hammond Productions ("Hammond") entered into an agreement for the purchase by Bexy from Hammond of all rights and title to "Feelin' Great." Under the terms of the agreement, Bexy acquired the twenty six half-hour episodes produced in 1994. The "Feelin' Great" television series was licensed to cable television in Canada and started airing in January 1995 on the Life Network, a new Canadian cable network.

                  In August 1995, Bexy and Hammond amended the agreement to reassign the series to Hammond in consideration for the cancellation of amounts owed to Hammond by Bexy for the purchase of the series. Under the terms of the amendment, Bexy will continue to distribute the series throughout the world.

                  During 1995, Bexy reduced the carrying value of its program library by $235,500 in order to reflect a lower of cost or market valuation on certain program inventory. In addition, Bexy wrote off its $10,000 investment in the "Victims" television series.

                  Bexy's current activity in the domestic and international television market place is the continued exploitation of its non-health related programming and the marketing of the 26-episode television series entitled "Feelin' Great."

                  Mar Ventures intends to continue the above activities of Bexy to seek additional opportunities in the film industry, and to expand its film library.

The Health Information Market

                  The  health  media  marketplace  is  divided  into  three main

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segments:

                  (1) "Wellness," which relates to everyone who is and seeks to remain in good health;

                  (2) "Acute care," which includes people with a short-term illness possibly requiring a short hospital stay; and

                  (3) "Chronically ill," which are people suffering from a disease from which there is no recovery.


                  The largest part of the health information market is the "wellness" market. Mar Ventures plans to initially develop and market products to this segment of the market. In the future, as Mar Ventures gains recognition in the health information market, it plans to expand its efforts to include the marketing of products to other market segments.

Competition

                  In the development and marketing of its diversified health media services Mar Ventures expects to compete with larger and better financed companies seeking to enter an emerging industry. Companies such as Krames Publishing, Hope Publishing, Crisp Publications and Great Performance, produce, publish and distribute health-themed videos, newsletters, magazines, books, CD-ROMs and other related products. Universities and hospitals, such as the Harvard Medical School, Cornell University, the Mayo Clinic and John Hopkins
Hospital, have also established themselves as providers of health-themed information to the general public. Mar Ventures anticipates being able to compete in the health information market by delivering products that are entertaining as well as informative and by marketing these products to the general public in an innovative manner.

                  Competition in the financing, development, production and distribution of television programming is highly intense. Mar Ventures's programming competes with other first-run programming, network re-runs and programs produced by local television stations. In addition, Mar Ventures competes for the creative services of producers, technical personnel, writers and performing artists. In both areas of competition, Mar Ventures competes with companies that have been acquiring, developing, producing and distributing programs for many years, many of which have greater financial resources than those of Mar Ventures. These competitors include large television and film studios such as Paramount, MCA, and 20th Century Fox, as well as other television distribution companies such as Republic Pictures and King World Entertainment.

                  Mar Ventures's success is highly dependent on various unpredictable factors such as the viewing preferences of television audiences. Mar Ventures's programming competes not only with other television programming, including satellite and cable programming, but also with movie theaters, pre-recorded videocassette rentals, live performances and other forms of entertainment and leisure time activities.

Item 2.  Management's Discussion and Analysis or Plan of Operation

                  Mar Ventures was formed on March 27, 1996 to hold and operate the

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operating  assets and  liabilities  of Bexy as they  existed as of that time and before the acquisition of the Cheniere oil and gas business. The following discussion of the financial condition and results of operations of Mar Ventures should be read in conjunction with the financial statements of Bexy, including the notes thereto, which appear elsewhere herein. Prior to April 16, 1996 Mar Ventures had no operations or assets or significant business activity. Since Mar Ventures was not incorporated until March 27, 1996, a proforma balance sheet is provided for Mar Ventures to reflect the contribution of assets as if it had occurred on May 31, 1996. However, the financial information of Bexy is directly relevant to the future business of Mar Ventures since Mar Ventures will be continuing the business of Bexy.

         In their report on the financial statements of Mar Ventures as of May 31, 1996, Mar Ventures's independent auditor's stated that Mar Ventures minimal revenue from operations and insufficient working capital raised substantial doubt about Mar Ventures ability to continue as a going concern. Management of Mar Ventures believes that forecasted revenues and potential private placements of its securities will be sufficient to finance Mar Ventures cash requirements during the balance of fiscal 1997. However, no arrangements have been made with any person with respect to any offering of securities and there can be no assurance that Mar Ventures will be able to raise such funds.

Results of Operations (Bexy)

         Nine Months  Ended May 31, 1996  compared to nine months  ended May 31,
1995

         Revenues from the licensing of Mar Ventures's program library for the nine-month period ended May 31, 1996 were $49,758 compared to $101,867 during the comparable period in 1995. This substantial decrease resulted from the expiration of licensing agreements for Mar Ventures's program library and management's focus on the negotiation and consummation of the Reorganization. Mar Ventures believes that revenues have now stabilized and that expenses will be reduced since the Reorganization.

         The cost of programs and distribution fees during the nine-month period ended May 31, 1996 decreased $96,446 or 77% from the comparable period in 1995 primarily because of the significant amortization costs incurred in such period in 1995.

         Expenses during the nine-month period ended May 31, 1996 increased $125,937 or 137% from the comparable period in 1995 primarily as a result of an increase of $56,971 in General and Administrative expense, additional expense of consulting fees incurred of $59,500 paid to Mar Ventures's majority stockholder during such period which was not incurred during such period in 1995, the increase in advertising expense to $10,101 during the nine-month period ended May 31, 1996 from $225 during the comparable period in 1995 and the increase in professional fees incurred to $35,144 from $6,066 during the comparable period in 1995. These increased expenses were partly offset by a reduction in rent incurred to $11,443 in the nine-month period ended May 31, 1996 compared to $26,381 incurred in the comparable period in 1995 and the elimination of expense attributable to interest and salaries of $6,328 and $8,216, respectively.

         Mar Ventures's net loss of the nine-month period ending May 31, 1996 increased by $83,946 or 76% from the comparable period in 1995. The increase in net loss was primarily the result of the substantial decrease in revenues and

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increase expenses described above,  offset in part by lower cost of programs and distribution fees.

Fiscal 1995 Compared to 1994

                  Revenues from the distribution of Bexy's film library showed a slight decrease of $4,574 from $130,228 in 1994 to $125,654 in 1995. Mar
Ventures continually evaluates the carrying value of its program inventory to ensure its valuation at the lower of cost or market. Based on the lower than forecasted revenues of its film library, experienced in 1995 and current projections indicating a continued decline in film revenues, Mar Ventures re-evaluated the future market value of its program library in the fourth quarter and recorded a write-down to reflect its value at the lower of cost or market. The adjustment totaled $235,500 and was recorded in "Amortization of Film Costs" in the statements of operations.


                  Expenses  increased  $33,933 from $169,182 in 1994 to $203,156 in 1995 as a result of increased consulting fees incurred in connection with Bexy's entry into the healthcare film industry and funding of certain start-up costs of a company owned by Bexy's majority shareholder.

                  The net loss of $394,633 for the year ended August 31, 1995 includes non-cash expenses of amortization of program inventories of $249,044. Distribution and advertising costs related to programs amounted to $63,087.

                  As of May 31, 1996, Bexy had cash of $63,541 and shareholders' equity of $95,261.

                  In their report on Bexy's financial statements for the fiscal year ended August 31, 1995, Bexy's independent auditors stated that Bexy's recurring losses from operation raised substantial doubt about Bexy's ability to continue as a going concern. Management of Bexy believes forecasted revenues and additional equity and debt financing will be adequate to finance Bexy's cash flow requirements during the balance of fiscal 1996. Management has also formulated additional plans to address the cash flow requirements of Bexy, including the sale or merger of Bexy and obtaining additional financing sources.

Fiscal 1994 Compared to 1993

                  In 1993, Bexy determined to change its core business from the production of traditional television programming to the production, distribution and publishing of health-themed information for the general public, through print and electronic media.

                  In fiscal 1993, Bexy's revenues were $317,946. In fiscal 1994 Bexy's revenues were $130,228, a decrease of $187,718. The primary reason for the decrease in revenues was that Bexy did not produce and market any new programming during fiscal 1994. The revenues generated during fiscal 1994 were a result of the continued licensing of Bexy's existing film library. No revenues were generated by its health-themed information business.

                  The film amortization expense reported during the 1994 period relates to Bexy's film library. The amortization of the film library is calculated based upon the estimated revenues to be received on the film library. Distribution costs remained relatively comparable at 40% of revenues in 1994

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versus 42% in 1993.

      Total expenses decreased $96,691, or 36% from $265,873 in 1993 to $169,182 in 1994. The primary reason for the decrease relates to a reserve on advances to former employees recognized in 1993.

                  Bexy completed production of "Heartstoppers -- Horror at the Movies" during the year ended August 31, 1993.

                  License revenues earned during fiscal 1994 from its film library amounted to $130,228.

                  The net loss of $213,620 for the year ended August 31, 1994 includes non-cash expenses of $122,630 from the amortization of program inventories. Distribution and advertising costs related to programs amounted to $52,036.

Liquidity and Capital Resources

                  At August 31, 1995, Bexy had working capital of $128,772. Development costs and operating expenses were financed through borrowings from Bexy's majority stockholder and the sale of Common Stock totalling $235,966 in net proceeds. Cash flows from operations for the year ended August 31, 1995 were negative in the amount of $94,250, primarily because of lower than anticipated license revenues from Bexy's film library, cost incurred in connection with Bexy's entry into the healthcare film business and certain other start-up costs.

                  During 1995, Bexy borrowed approximately $35,000 from its majority stockholder to fund current operations. In addition, Bexy repaid approximately $155,000 in borrowings from its majority stockholder. During September 1995, Bexy sold through a private placement 85,000 shares of Common Stock for total gross proceeds of $93,500.

                  At May 31, 1996, Bexy's working capital decreased to $37,288. The cash and accounts receivable were insufficient to insure the Mar Ventures's continued existence as a going concern and to pay Bexy's shares of the costs of the Reorganization and the Divestiture, estimated at $20,000. During the period ending May 31, 1996, Bexy had a negative cash flow from operating activities of $196,447. Management expects to meet its current cash requirements through license revenues, borrowings from a related party, Mr. Buddy Young as necessary and the sale of common stock. In the past, Mr. Young has advanced Mar Ventures's former parent, Bexy Communications, Inc., sums totalling $566,301 before repayments and Mr. Young has committed to loan additional amounts if deemed required by management and to suspend payments to accrued interest on consulting fees, if required.

Item 3.  Description of Property

                  In August 1995, Bexy leased office space from an unaffiliated third-party under a one year lease, for $1,150 per month, located at 16661 Ventura Boulevard, Suite 214, Encino, CA 91436. Mar Ventures has assumed this lease.



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Item 4.  Security Ownership of Certain Beneficial Owners and Management

                  The following table sets forth certain information concerning the beneficial ownership of Mar Ventures's outstanding Common Stock as of July 2, 1996,by each person known by Mar Ventures to own beneficially more than 5% of the outstanding Common Stock, by each of Mar Ventures's directors and by all directors and officers of Mar Ventures as a group. The table assumes the completion of the Divestiture and is based upon a distribution of 450,715 shares in the Divestiture. The actual number of shares of Mar Ventures Stock distributed could be greater due to rounding of fractional shares. Unless otherwise indicated below, to the knowledge of Mar Ventures, all persons listed below have sole voting and investment power with respect to their shares of Common Stock except to the extent that authority is shared by spouses under applicable law.

                                                               Percentage of
Name and Address                    Number of Shares                Class

Buddy Young and
Rebecca Young as Trustees
of the Young Family Trust
16830 Ventura Blvd.,
Suite 206, Encino,
California 91436                           258,334(1)           57.3%

All Officers and Directors
as a Group (1 person)                         258,334           57.3%


--------------------
*Less than 1%

(1) Does not include an aggregate of 20,833 additional shares which are held by the son and daughter of Young and their spouses for themselves and as custodians for their children. Young disclaims any beneficial ownership in such shares.

Item 5.  Directors, Executive Officers, Promoters and Control Persons.

                  Buddy Young, age 60, has been Chief Executive Officer, Treasurer, Secretary and Director of Mar Ventures since inception.

Item 6.  Executive Compensation

                  No compensation has been paid or accrued to any person since organization of Mar Ventures. No options were issued to the CEO of Mar Ventures during 1995.

Item 7.  Certain Relationships and Related Transactions

                  Through April 19, 1996, Young, an officer, director and principal stockholder of Mar Ventures and/or Bexy, advanced funds to Bexy for operating expenses and film productions totaling $566,301 (before repayments), represented by promissory note(s) of Bexy assumed by Mar Ventures. The advanced funds accrue interest on outstanding amounts at a rate of 8% per annum. A portion of the funds raised through equity financing have been used to reduce the debt owed to Young. As of February 29, 1996, Bexy owed Young $37,208 in accrued and unpaid interest.This liability has been assumed by Mar Ventures and will be paid out of available funds.

                  As of August 31, 1995 Bexy had expended $9,000 to help develop the business of International Quote Link, ("IQL"), a corporation that provides investor relations services to publicly held companies utilizing the worldwide Internet, and owned and controlled by Young, in return for an option to purchase IQL for $50,000 that expires on August 31, 1996. Neither Bexy nor Mar Ventures intends to execute this option and does not intend to have any future relationship with IQL.

                  Pursuant  to the  Reorganization  Agreement,  at the  Closing,
Young and Bexy entered into a Consulting Agreement providing for the payment to Young of $75,000 per annum for a two-year period. In addition, at the Closing, Young and Bexy entered into agreements pursuant to which Young agreed not to sell more than 10,000 Mar Ventures Shares per month for a nine-month period after the Closing Date and Bexy agreed not to engage in a reverse stock split, other than as contemplated by the Reorganization Agreement, for an eighteen-month period after the Closing Date. At the Closing, Young also agreed to indemnify Bexy, Cheniere and the Cheniere Stockholders against certain liabilities, in connection with the Reorganization including liabilities relating to taxes arising in connection with the Divestiture.

Item 8. Description of Securities

         Mar Ventures's authorized capital stock consists of 30,000,000 shares of Common Stock, par value $.001 per share, of which 452,000 shares are outstanding. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders and to vote on all matters on which a vote of stockholders is taken, except as otherwise provided by statute. The shares of Common Stock do not have cumulative voting rights. Therefore, the holders of a majority of shares voting for the election of directors can elect all of the directors then standing for election, if they choose to do so, and in such event the holders of the remaining shares voting for the election of directors will not be able to elect any directors. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, dissolution or winding up of Mar Ventures, are entitled to share ratably in all assets remaining after payment of liabilities. Mar Ventures has no plan at present to pay any cash dividends on the Common Stock in the foreseeable future

                                                      PART II

Item 1. Market Price of and Dividends on the Registrant's Common Equity and Other Shareholder Matters

         (a)      Market Information


         This Registration Statement has been prepared in connection with the distribution (the "Divestiture") by Bexy to its stockholders of up to 452,000 shares of Common Stock, $.001 par value, of Mar Ventures owned by Bexy. Prior to the Divestiture, Mar Ventures was owned by Bexy. Accordingly, no public market for the Registrant's Common Stock has existed. The Registrant intends to apply for listing on the Electronic Bulletin Board sponsored by Nasdaq under the symbol "MARV." However, Mar Ventures Common Stock is not currently eligible for inclusion on the Electronic Bulletin Board and no assurance can be given that the Registrant's Common Stock will ever meet the requirements for inclusion on the Electronic Bulletin Board.

         Shares of Mar Ventures Common Stock distributed to Bexy stockholders in the Divestiture, generally, will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of Mar Ventures under the Securities Act of 1933 (the "Securities Act"). Persons who may be deemed to be affiliates of Mar Ventures after the Divestiture generally include individuals or entities that control, are controlled by, or are under common control with, Mar Ventures and may include certain officers and directors of Mar Ventures as well as principal stockholders of Mar Ventures. Persons who are affiliates of the Mar Ventures will be permitted to sell their shares of Mar Ventures Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from registration thereunder, such as the exemption afforded by Section 4(1) of the Securities Act and Rule 144 thereunder.

         (b)      Holders

         Based on the stockholders of record of Bexy, as of the Divestiture Record Date, Mar Ventures initially will have approximately 936 holders of record of its Common Stock as of the Divestiture Date.

         (c)      Dividends

         Mar Ventures had not paid cash dividends on its Common Stock and does not intend to pay cash dividends on its Common Stock in the foreseeable future.

Item 2.  Legal Proceedings

         Not Applicable.

Item 3.  Changes in and Disagreements with Accountants

         Not Applicable.

Item 4.  Recent Sales of Unregistered Securities

         Upon incorporation of the Registrant on March 27, 1996 and in connection with the contribution of the assets relating to the health information business, the Registrant issued 452,000 shares of its Common Stock to Bexy.

         This transaction is exempt from the registration requirement of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering.

Item 5.  Indemnification of Directors and Officers

                  Mar Ventures's Bylaws and the Delaware General Corporation Law
provide  for   indemnification   of  directors  and  officers   against  certain
liabilities.

                  Mar Ventures's Bylaws and the Delaware General Corporation Law provide for indemnification of directors and officers against certain liabilities. Officers and directors of Mar Ventures are indemnified generally against expenses, actually and reasonably, incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

                                                     PART F/S

                  The Financial Statements of the Registrant, required by Regulation S-X, are set forth on pages 15 through 34.

                                                     PART III

Item 1 and Item 2, Index to Exhibits and Description of Exhibits

                  The following exhibits required by Item 601 of Regulation S-B are filed herewith:

                                                                     Sequential
                  Exhibit No.       Document Description                Page No.

         3.                Certificate of Incorporation and Bylaws

                           3.1.     Certificate of Incorporation(P)(1)
                           3.2      Bylaws(P)(1)

         10.               Material Contracts

                           10.1.    Asset Transfer, Assignment and
                           Assumption Agreement ("Agreement") dated
                           April 16, 1996, by and between Bexy
                           Communications, Inc. and Mar Ventures Inc.(2)

(1)      Filed with original Form 10-SB
(2)      Revised version filed with Form 10-SB/A


                                                    SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration Statement to be signed on its behalf by the undersigned duly authorized.

Date:  July 29, 1996                                MAR VENTURES INC.


                                                    By:/s/Buddy Young
                                                        Buddy Young
                                                        President



FINANCIAL STATEMENTS INDEX

BEXY COMMUNICATIONS, INC.

                                                                                                        PAGE

INDEPENDENT AUDITORS' REPORT                                                                             16


FINANCIAL STATEMENTS:

Balance Sheet,
    August 31, 1995                                                                                      17

Statements of Operations
    for the Two Years Ended August 31, 1995                                                              18

Statements of Shareholders' Equity
    for the Two Years Ended August 31, 1995                                                             19-20

Statements of Cash Flows
    for the Two Years Ended August 31, 1995                                                             21-22

Notes to Financial Statements                                                                            23

Balance Sheet,
    February 29, 1996                                                                                    27

Statements of Operations
    for the Nine Months Ended
   May 31, 1996 and May 31, 1995                                                                         28

Statements of Cash Flows
    for the Nine Months Ended
   May 31, 1996 and May 31, 1995                                                                         29


Notes to Interim Financial Statements                                                                    30

MAR VENTURES, INC.

INDEPENDENT AUDITORS' REPORT                                                                             32
Balance Sheet, April 22, 1996                                                                            33
Notes to Financial Statement                                                                             34
Pro Forma Condensed Balance Sheet,
  May 31, 1996                                                                                           35

-----------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
  Bexy Communications, Inc.:

We have audited the accompanying balance sheet of Bexy Communications, Inc. (the "Company") as of August 31, 1995. We have also audited the statements of operations, shareholders' equity and of cash flows for the two years ended August 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at August 31, 1995, and the results of its operations and its cash flows for each of the two years ended August 31, 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



FARBER & HASS
Oxnard, California
November 9, 1995


BEXY COMMUNICATIONS, INC.


BALANCE SHEET
AUGUST 31, 1995


ASSETS

CASH                                                                                                                $ 114,134
ACCOUNTS RECEIVABLE                                                                                                    63,200
PROGRAM INVENTORY, Net                                                                                                 55,456
FURNITURE AND FIXTURES - Net of accumulated
    depreciation of $2,564                                                                                                956

OTHER ASSETS                                                                                                            6,722

TOTAL ASSETS                                                                                                        $ 240,468
                                                                                                                    =========


LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Accounts payable and accrued expenses                                                                               $  36,310
Accrued interest to related party                                                                                      42,189
Note payable to related party                                                                                           7,519
Deposits                                                                                                                2,000
Deferred income                                                                                                        16,000
                                                                                                                    ---------
Total liabilities                                                                                                     104,018
                                                                                                                    ---------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common stock, par value - $.01, 25,000,000 shares
    authorized, 1,558,947 issued and outstanding                                                                      133,654
Contributed capital                                                                                                   992,831
Accumulated deficit                                                                                                  (943,361)
Notes receivable from shareholders                                                                                    (46,674)
                                                                                                                    ---------
Total shareholders' equity                                                                                            136,450
                                                                                                                    ---------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                                          $ 240,468
                                                                                                                    =========


See accompanying notes to financial statements.



BEXY COMMUNICATIONS, INC.


STATEMENTS OF OPERATIONS
FOR THE TWO YEARS ENDED AUGUST 31, 1995

                                                                                                      1995                   1994
                                                                                                      ----                   ----

REVENUES                                                                                     $ 125,654              $ 130,228
                                                                                             ---------              ---------

COST OF PROGRAMS AND DISTRIBUTION FEES:
Amortization of film costs                                                                     254,044                122,630
Distribution fees                                                                               63,087                 52,036
                                                                                             ---------              ---------
Total cost of programs
    and distribution fees                                                                      317,131                174,666
                                                                                             ---------              ---------

EXPENSES:
Advertising                                                                                      2,300                 22,552
General and administrative                                                                      65,227                 54,227
Depreciation                                                                                     1,208                    850
Interest                                                                                         9,593                 10,167
Professional fees                                                                              108,315                 60,105
Rent                                                                                            16,513                 21,281
                                                                                             ---------              ---------
Total expenses                                                                                 203,156                169,182
                                                                                             ---------              ---------

NET LOSS                                                                                     $(394,633)             $(213,620)
                                                                                             =========              =========


NET LOSS PER SHARE                                                                           $    (.27)             $    (.17)
                                                                                             =========              =========


See accompanying notes to financial statements.


------------------------------------------------------------------------



BEXY COMMUNICATIONS, INC.


STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE TWO YEARS ENDED AUGUST 31, 1995

                                                                                NOTES                TOTAL
                                  COMMON STOCK                                  RECEIVABLE           SHARE-
                            ------------------
                                    SHARES      CONTRIBUTED     ACCUMULATED       FROM                HOLDER'S
                            OUTSTANDING  AMOUNT   CAPITAL         DEFICIT        SHAREHOLDERS          EQUITY

BALANCE,
  SEPTEMBER 1, 1993         7,164,333   $126,970  $502,575       $(335,108)                         $ 294,437
ONE-FOR-SIX REVERSE
  STOCK SPLIT              (5,970,277 )
SALE OF SHARES                120,833     1,208    181,767                     $(153,000)              29,975
ISSUANCE OF SHARES
  FOR SERVICES                 45,062       451     12,179                                             12,630
CONSTRUCTIVE ISSUANCE
  OF SHARES RELATING
  TO THE PURCHASE OF
    PROGRAM INVENTORY          50,000       500     89,500                                             90,000
REPAYMENT ON NOTES
  RECEIVABLE                                                                      20,000               20,000
NET LOSS                                                             (213,620)                       (213,620)
                            ----------  --------   --------          ---------   --------            ---------
BALANCE,
  AUGUST 31, 1994           1,409,951   129,129     786,021          (548,728)   (133,000)            233,422

                                                                                                    (Continued)


                                                               18




BEXY COMMUNICATIONS, INC.


STATEMENTS OF SHAREHOLDERS' EQUITY - Continued
FOR THE TWO YEARS ENDED AUGUST 31, 1995


                                                                                NOTES                TOTAL
                                  COMMON STOCK                                  RECEIVABLE           SHARE-
                            ------------------
                                    SHARES      CONTRIBUTED     ACCUMULATED       FROM                HOLDER'S
                            OUTSTANDING  AMOUNT   CAPITAL         DEFICIT        SHAREHOLDERS          EQUITY

BALANCE,
  AUGUST 31, 1994            1,409,951 129,129     786,021      (548,728)       (133,000)             233,422
CANCELLATION OF
  CONSTRUCTIVE
  ISSUANCE                   (50,000  )   (500)    (89,500)                                           (90,000)
SALE OF SHARES                 151,000   4,573     231,393                                            235,966
ISSUANCE OF SHARES
  FOR SERVICES                  45,168     452      64,917                                             65,369
REPAYMENT ON NOTES
  RECEIVABLE                                                                      86,326               86,326
ISSUANCE OF SHARES
  FOR ROUNDING                   2,828
NET LOSS                                                        (394,633)                            (394,633)
                            ---------- --------    --------    ---------        ---------            ---------
BALANCE,
  AUGUST 31, 1995            1,558,947 $133,654    $992,831    $(943,361)      $ (46,674)           $ 136,450
                            ========== ========    ========    =========       =========            =========


See notes to financial statements.


BEXY COMMUNICATIONS, INC.


STATEMENTS OF CASH FLOWS
FOR THE TWO YEARS ENDED AUGUST 31, 1995

                                                                                                      1995                   1994
                                                                                                      ----                   ----

CASH FLOWS FROM OPERATING
    ACTIVITIES:
Net loss                                                                                     $(394,633)             $(213,620)
Adjustments to reconcile net loss to
    net cash used by operating activities:
  Depreciation                                                                                   1,208                    850
    Amortization of film costs                                                                 239,044                122,630
    Issuance of stock for services                                                              65,369                 12,630
    Write-off of investment                                                                     10,000
    Changes in operating assets and
      liabilities:
    Increase in accounts receivable                                                            (28,000)               (22,151)
    Decrease in program inventory                                                                                       3,083
    Increase in other assets                                                                    (4,601)                (2,121)
    Decrease in accounts payable
        and accrued expenses                                                                    (8,230)               (24,149)
    Increase in deferred income                                                                 16,000
    Increase in accrued interest expense                                                         9,593                 10,030
      Increase in deposits                                                                                              2,000
                                                                                             ---------              ---------
Net cash used by operating activities                                                          (94,250)              (110,818)
                                                                                             ---------              ---------

CASH FLOWS FROM INVESTING ACTIVITIES -
    Capital expenditures                                                                                               (2,577)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment on note payable                                                                                              (2,038)
Borrowings from related party                                                                   34,519                 38,000
Repayments to related party                                                                   (155,000)
Sale of common stock                                                                           189,292                 49,975
Collections on note receivable                                                                 133,000
                                                                                             ---------
Net cash provided by financing activities                                                      201,811                 85,937
                                                                                             ---------              ---------

NET INCREASE (DECREASE) IN CASH                                                                107,561                (27,458)

CASH, BEGINNING OF PERIOD                                                                        6,573                 34,031
                                                                                             ---------              ---------

CASH, END OF PERIOD                                                                          $ 114,134              $   6,573
                                                                                             =========              =========


            (Continued)



BEXY COMMUNICATIONS, INC.


STATEMENTS OF CASH FLOWS - Continued
FOR THE TWO YEARS ENDED AUGUST 31, 1995

                                                                                                      1995                   1994
                                                                                                      ----                   ----


SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION:
Cash paid for interest                                                                          $ -0-                  $ -0-
Cash paid for income taxes                                                                      $1,566                 $  800


SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION:

During 1995, the Company reduced the carrying value of its program inventory by $235,500 in order to reflect a lower of cost or market valuation on certain program inventory. In addition, the Company wrote-off its investment ($10,000) in the "Victims" television series.

During 1994, the Company issued a note payable amounting to $185,000 and common stock amounting to $90,000 for the acquisition of a program series entitled "Feelin' Great". During 1995, the Company negotiated with the sellor to cancel the acquisition and the related debt and common stock. The program was returned to the sellor.

During 1995, the Company issued shares of common stock in exchange for notes receivable totalling $46,674. In addition, the Company issued 45,168 shares of common stock in exchange for services.


See accompanying notes to financial statements.


------------------------------------------------------------------------

BEXY COMMUNICATIONS, INC.


NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         General Information - Bexy Communications, Inc. (the "Company") was incorporated under the laws of the State of Delaware. The Company is engaged in the production and distribution of television programming, focusing on health information for the general public through print and electronic media that entertains as well as informs.

         Effective July 18, 1994, the Company approved a one-for-six reverse split of its outstanding common stock.

         Going Concern - The Company experienced significant operating losses for the fiscal years ended August 31, 1995 and 1994. The financial statements have been prepared assuming the Company will continue to operate as a going concern which contemplates the realization of assets and the settlement of liabilities in the normal course of business. No adjustment has been made to the recorded amount of assets or the recorded amount or classification of liabilities which would be required if the Company were unable to continue its operations. As discussed in Note 6, management has developed an operating plan which they believe will generate sufficient cash to meet its obligations in the normal course of business.

         Unclassified Balance Sheet - In accordance with the provisions of SFAS No. 53, the Company has elected to present an unclassified balance sheet.

         Concentration of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. The Company has substantially all of its cash on deposit in one financial institution. The Company routinely assesses the financial strength of its customers and normally does not require collateral to support customer receivables. At August 31, 1995, the Company had four customers which accounted for approximately 81% of trade accounts receivable.

         Furniture and Fixtures - Furniture and fixtures are recorded at cost and depreciated over an estimated useful life of 3 years using the straight-line method.

         License Agreements - Revenue from television licensing agreements and the related film costs are recognized upon the execution of a
         licensing  agreement,   provided  certain  conditions  have  been  met,
         including availability of the film for broadcast.

         Program Inventory - Program inventory is stated at the lower of cost or estimated net realizable value, determined on a film-by-film basis. Film costs include production, print and pre-release costs. These costs are amortized in the ratio of the current year's gross revenue to management's estimate of remaining gross revenues from all sources on an individual film basis.

         The Company continually evaluates the carrying value of its program inventory. Based on the lower than forecasted revenues of its film library experienced in 1995 and current projections indicating a continued decline in film revenues, the Company re-evaluated the future market value of its program inventory in the fourth quarter and recorded a write-down to reflect its value at the lower of cost or market. The adjustment totalled $235,500 and was recorded in amortization of film costs.

         General and Administrative Expenses - The Company has expended approximately $12,000 through August 31, 1995 and an additional $24,000 through November 9, 1995 to fund certain start-up costs of a company owned by the Company's majority shareholder. In exchange for funding the start-up costs, the majority shareholder has granted the Company an option to purchase the company for $50,000.

         Income Taxes - The Company accounts for its income taxes in accordance with the provisions of Statement of Financial Accounting Standards 109 ("SFAS 109"). The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of other assets and liabilities.

         The Company has net operating loss carryforwards of approximately $740,000 and $269,000 available to offset future Federal and California taxable income, respectively. Such loss carryforwards expire starting in 2006 through 2008.

         Per Share Information - Net loss per share for the years presented is computed on the basis of the weighted average common shares outstanding. The number of shares used in the computation was 1,459,365 for the year ended August 31, 1995 and 1,256,444 for the year ended August 31, 1994.

2.       PROGRAM INVENTORY

                 At August 31, 1995, the program inventory consisted of the following:

         "Heartstoppers...Horror At The Movies"
        A two-hour television program hosted by
         George Hamilton                               $ 416,636

         "Christmas at the Movies" - A one-hour
         television program hosted by Gene Kelly         106,000

         "It's A Wonderful Life - A Personal
         Remembrance" hosted by Frank Capra, Jr.          41,786
                                                        ---------

         Total                                           564,422
         Less:  accumulated amortization                (508,966)

         Program Inventory, Net                        $  55,456
                                                       =========

3.       NOTE PAYABLE TO RELATED PARTY

         Through August 31, 1995, a Trust controlled by Buddy Young, an officer, director and majority shareholder of the Company, advanced funds to the Company for operating expenses and film productions. The advanced funds accrue interest at a rate of 8% per annum. The balance of the note totalling $7,519 and accrued interest of $42,189 are currently due and are collateralized by the program inventory.

4.       STOCK OPTION PLANS

         In November 1993, the Company adopted a nonqualified stock option plan that covers certain key employees, consultants and directors as determined by the Board. The aggregate number of shares of common stock that may be issued pursuant to options under the plan will not exceed 416,666. Price and terms are determined at the discretion of the Board.

         On November 11, 1993, the Board of Directors granted options to the President and principal shareholder. Options to acquire 58,333 shares of the Company's common stock were granted at an exercise price of $.60 per share. All of the shares are currently exercisable and expire on November 11, 2003.

5.       COMMITMENTS AND CONTINGENCIES

         The Company leases its primary office space under a one-year lease agreement expiring July 1996. Monthly rent on such lease is $1,150. The Company has an option to extend the lease for one year. Total rent expense for all operating leases for the years ended August 31, 1995 and 1994 was $16,513 and $22,945, respectively.

6.       MANAGEMENT PLANS

         In fiscal 1995 and 1994, the Company generated net negative cash flows from operating activities of $94,250 and $110,818, respectively. Management expects that the forecasted sales and additional equity and debt financing will be adequate to finance the 1996 cash flow requirements. If the Company does not achieve the forecasted sales, the Company may have difficulty in continuing as a going concern. Management has developed alternative plans which include but are not limited to, merging with another company and obtaining additional financing sources.

7.       SUBSEQUENT EVENT (UNAUDITED)

         In September 1995, the Company sold 85,000 shares of its common stock for a total of $93,500.


-----------------------------------------------------------------------

-----------------------------------------------------------------
BEXY COMMUNICATIONS, INC.


CONSOLIDATED BALANCE SHEET
MAY 31, 1996 (Unaudited)


ASSETS

CASH                                                                 $    63,541

ACCOUNTS RECEIVABLE                                                       68,800

PROGRAM INVENTORY, Net                                                    52,756

FURNITURE AND FIXTURES - Net of
    accumulated depreciation of $3,464                                       622

OTHER ASSETS                                                               4,600

TOTAL ASSETS                                                         $   190,319
                                                                     ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable and accrued expenses                                $    39,849
Accrued interest expense to related party                                 37,209
Deposits                                                                   2,000
Deferred income                                                           16,000
                                                                     -----------
Total liabilities                                                         95,058
                                                                     -----------

SHAREHOLDERS' EQUITY:
Common stock (par value - $.01,
    25,000,000 shares authorized,
    1,803,459 issued and outstanding)                                    147,404
Contributed capital                                                    1,116,581
Accumulated deficit                                                  (1,138,489)
Notes receivable from shareholders                                      (30,235)
                                                                     -----------
Total shareholders' equity                                               95,261
                                                                     -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          $   190,319
                                                                     ===========


See accompanying notes to financial statements.


------------------------------------------------------------------------


BEXY COMMUNICATIONS, INC.


CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)


                                                                                                       FOR THE NINE MONTHS ENDED
                                                                                                     MAY 31,          MAY 31,
                                                                                                     1996                    1995

REVENUES                                                              $  49,758              $  101,867
                                                                       ---------              ----------

COST OF PROGRAMS AND DISTRIBUTION FEES                                   29,071                 125,514
                                                                                            ---------              ----------

EXPENSES:
Advertising                                                              10,101                     225
Salaries                                                                  8,216
Consulting fees to majority shareholder                                  59,500
General and administrative                                               100,545                  43,574
Depreciation                                                                 900                     906
Interest                                                                   6,328
Professional fees                                                         35,144                   6,066
Rent                                                                      11,443                  26,381
                                                                      ----------              ----------
Total expenses                                                           217,633                  91,696
                                                                      ----------              ----------

OTHER INCOME                                                               1,819                   4,162
                                                                     -----------              ----------

NET LOSS                                                             $ (195,127)             $ (111,181)
                                                                      ==========              ==========


NET LOSS PER SHARE                                                    $    (.16)              $    (.08)
                                                                       =========               =========

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                          1,681,203               1,450,450
                                                                       =========               =========


See accompanying notes to financial statements.
------------------------------------------------------------------------


BEXY COMMUNICATIONS, INC.


STATEMENTS OF CASH FLOWS (Unaudited)

                                                                                  FOR THE NINE MONTHS ENDED
                                                                                       MAY 31,                 MAY 31,
                                                                           1996                    1995
                                                                           ----                    ----

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                              $(195,127)              $(111,181)
Adjustments to reconcile net loss to
    net cash provided (used) by
    operating activities:

    Amortization of film costs                                                                  2,700                  58,255
    Depreciation                                                                                  900                     906
    Changes in operating assets and
      liabilities:
    Accounts receivable                                                                       (5,600)                 (28,420)
    Other Assets                                                                                2,122
    Accounts payable and accrued expenses                                                       3,539                  19,962
    Accrued interest expense                                                                   (4,981)                  6,328
                                                                                            ---------                --------
Net cash used by operating activities                                                        (196,447)                (54,150)
                                                                                            ---------                --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and fixtures                                                               (566)
Net change in notes receivable                                                                 16,439                  51,788
                                                                                           ----------                --------
Net cash provided by investing activities                                                      15,873                  51,788
                                                                                           ----------                --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock                                                                          137,500                 130,967
Repayment on note payable                                                                                              (5,000)
Repayment to related party                                                                     (7,519)                (51,781)
                                                                                            ---------                --------
Net cash provided (used) by financing
    activities                                                                                129,981                  74,186
                                                                                            ---------                --------

NET (DECREASE) INCREASE IN CASH                                                               (50,593)                 71,824

CASH, BEGINNING OF PERIOD                                                                     114,134                   6,573
                                                                                            ---------                --------

CASH, END OF PERIOD                                                                          $ 63,541               $  78,397
                                                                                             ========               =========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Cash paid for interest                                                                      $   4,983               $       0
Cash paid for income taxes                                                                  $                       $   1,221


See accompanying notes to financial statements.
------------------------------------------------------------------------

PART I - FINANCIAL INFORMATION

Item 1.

                                                    BEXY COMMUNICATIONS, INC.

                                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1. The accompanying Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Certain reclassifications have been made to the prior period to conform to the current periods presentation.

         The financial statements include the Company's wholly-owned subsidiary. Mar Ventures, Inc., a Delaware Corporation, which acquired substantially all of the assets and assumed substantially all of the liabilities of the Company on April 16, 1996.

         For further information refer to the Financial Statements and footnotes included in the Registrant's Annual Report on Form 10-KSB for the year ended August 31, 1995.

         The Results of Operations for any interim period are not necessarily indicative of the results to be expected for the full fiscal year ended August 31, 1996.

         Unclassified Balance Sheet - In accordance with the provisions of SFAS No. 53, the Company has elected to present an unclassified balance sheet.

         Per share information - Net loss per share for the periods presented is
         computed  on  the  basis  of  the  weighted   average   common   shares
         outstanding.

2. REORGANIZATION AGREEMENT - The Company entered into an Agreement and Plan of Reorganization dated as of April 16, 1996 with Cheniere Energy Operating Co., Inc. ("Operating"), the stockholders of Operating and Buddy Young. Pursuant to the Reorganization Agreement, subject to approval of the Reorganization by the stockholders of the Company, the Company will, among other things issue shares of its Common Stock equal to approximately 93% of its then issued and outstanding Common Stock and distribute the shares of common stock of Mar Ventures to the Company's stockholders of record as of May 15, 1996.

3. GENERAL AND ADMINISTRATIVE EXPENSES - The Company has expended approximately $46,000 through May 31, 1996 to fund certain start-up costs of a company owned by the Company's majority shareholder. In exchange for funding the start-up costs, the majority shareholder has granted the Company an option to purchase the company for $50,000, which was terminated by the Company on April 16, 1996.

4. SUBSEQUENT EVENTS - On July 3, 1996, a date subsequent to the balance sheet date, the stockholders approved a plan of reorganization to change the Company's business from the television production and health information business to the business of oil and gas exploration and exploitation, as well as related changes in the capitalization and management of the Company. A one-for-three reverse split of the Common Stock previously declared by the Board of Directors of the Company became effective immediately after the approval of the Reorganization by the Company's stockholders.

         As part of the Reorganization, the Company issued new shares of its stock in exchange for all of the stock of Operating resulting in a change in control of the Company and distributed the shares of Mar Ventures to the Company's stockholders of record as of May 15, 1996. Mar Ventures remains responsible for the liabilities of the Company prior to the date of the Reorganization, including the Company's obligations under the Reorganization Agreement.

INDEPENDENT AUDITORS' REPORT


To Mar Ventures, Inc.:

We have audited the accompanying balance sheet of Mar Ventures, Inc. (the "Company") as of May 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of the Company as of May 31, 1996 in conformity with generally accepted accounting principles.

The accompanying financial statement has been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statement, the Company has minimal revenues and insufficient working capital to meet its current obligations which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.



FARBER & HASS
Oxnard, California
August 19, 1996

MAR VENTURES, INC.


BALANCE SHEET
MAY 31, 1996


ASSETS
AMOUNT DUE FROM PARENT                                                    $4,520


STOCKHOLDERS' EQUITY
Common  stock, $.01 par value,
  30,000,000 shares authorized;
  452,000 shares issued and
  outstanding                                                             $4,520


See accompanying note to financial statement.


------------------------------------------------------------------------

MAR VENTURES, INC.


NOTES TO FINANCIAL STATEMENT


1. Business Corporate Status - Mar Ventures, Inc. (the "Company") was incorporated in the state of Delaware on March 27, 1996. The Company is a wholly-owned subsidiary of Bexy Communications, Inc. ("Bexy"). There were no operations from March 27, 1996 to May 31, 1996.

         Going Concern - The financial statement has been prepared assuming the company will continue to operate as a going concern which contemplates the realization of assets and the settlement of liabilities in the normal course of business. No adjustment has been made to the recorded amount of assets or the recorded amount or classification of liabilities which would be required if the Company were unable to continue its operations. As discussed in Note 3, management has developed an operating plan which they believe will generate sufficient cash to meet its obligations in the normal course of business.

2.       MERGER (Unaudited)

         On July 2, 1996, the shareholders of Bexy approved a Plan of Reorganization whereby Cheniere Energy Operating Company ("Cheniere") would acquire control of Bexy in an exchange of common stock. In conjunction with the above transaction, the shareholders approved the formation of Mar Ventures, Inc., a wholly-owned subsidiary, and the transfer of all assets and liabilities of Bexy to Mar Ventures, Inc.

3.       MANAGEMENT PLANS

         During the fiscal year ended August 31, 1995, Bexy generated net negative cash flows from operating activities amounting to $94,250. Management expects that forecasted sales and additional equity and debt financing will be adequate to finance the cash flow requirements for the next twelve months. If the Company is unable to meet its forecasted sales and/or obtain additional equity or debt financing, the Company may have difficulty in continuing as a going concern. Management has developed alternative plans which include, but are not limited to, (1) suspension of payments to the Company's President and majority shareholder for consulting fees and accrued interest, and (2) the commitment by the Company's President and majority shareholder to personally fund any cash shortfalls for the next twelve months.



MAR VENTURES, INC.


PROFORMA BALANCE SHEET
MAY 31, 1996 (Unaudited)

                                                            MAR              CONTRIBUTION
                                                             VENTURES,       OF BEXY              ELIMINATION
                                                           INC.               ASSETS               ENTRIES            TOTAL
ASSETS

CASH                                                                         $ 63,541                                $ 63,541
ACCOUNTS RECEIVABLE                                                            68,800                                  68,800
AMOUNT DUE FROM BEXY                                      $4,520                                   $(4,520)
PROGRAM INVENTORY, Net                                                         52,756                                  52,756
FURNITURE AND FIXTURES                                                            622                                     622
OTHER ASSETS                                                                    4,600                                   4,600
                                                          ------             --------              -------           --------

TOTAL ASSETS                                              $4,520             $190,319              $(4,520)          $190,319
                                                          ======             ========              =======           ========


LIABILITIES AND
  SHAREHOLDERS' EQUITY

LIABILITIES:
Accounts payable
  and accrued expenses                                                       $ 39,849                                $ 39,849
Accrued interest expense
  to related party                                                             37,209                                  37,209
Deposits                                                                        2,000                                   2,000
Deferred income                                                                16,000                                  16,000
Amount due to
  Mar Ventures, Inc.                                                            4,520              $(4,520)
                                                          ------             --------              -------
Total liabilities                                                              99,578               (4,520)            95,058
                                                          ------             --------              -------           --------

SHAREHOLDERS' EQUITY:
Common stock (par value
  - $.01, 30,000,000
    shares authorized,
    452,000 issued and
    outstanding)                                          $4,520                                                        4,520
Contributed capital                                                           120,976                                 120,976
Notes receivable from
    shareholders                                                              (30,235)                                (30,235)
                                                          ------             --------              ----------------- --------
Total shareholders' equity                                 4,520               90,741                                  95,261
                                                          ------             --------              -------           --------

TOTAL LIABILITIES
    AND SHAREHOLDERS' EQUITY                              $4,520             $190,319              $(4,520)          $190,319
                                                          ======             ========              =======           ========
------------------------------------------------------------------------